Exhibit 99.1     Press release of Alcan Inc., issued January 27, 2006.

Press Release

FOR IMMEDIATE RELEASE

ALCAN FOURTH-QUARTER RESULTS TO INCLUDE
IMPACT OF SMELTER CLOSURES AND PACKAGING RESTRUCTURING

  Net after-tax charge of approximately $1.40 - $1.50 per share expected mainly for restructuring, closures and impairments
  Operating earnings per share, which are unaffected by this charge, expected to be consistent with those reported in the third quarter of 2005

Montreal, Canada - January 27, 2006 - Alcan Inc. (NYSE, TSX: AL) today identified charges related to the previously announced restructuring of its packaging business, the write down of associated goodwill, asset impairments, and the previously announced closure of two smelters in Europe. The Company's results for the fourth quarter of 2005 are expected to include Other Specified Items (OSIs)* amounting to a net after-tax charge of approximately $510 - $560 million, or $1.40 - $1.50 per common share.

Excluding the effects of OSIs and balance sheet translation effects, Alcan expects its operating earnings for the fourth quarter to be up strongly from the same period a year ago and consistent with those reported in the third quarter of 2005.  This estimate includes anticipated mark-to-market losses on derivatives of approximately 10 cents per share, compared with losses of 4 cents per share included in third-quarter earnings. Results for the fourth quarter will be announced on February 7, 2006 and followed by a conference call.

 "These charges are driven by the impact of significant external cost increases and competitive pressures on some of our businesses in 2005," said Travis Engen, President and Chief Executive Officer, Alcan Inc. "We have made significant strides in dealing with the challenges of the past year as evidenced by the strong underlying operating performance of our business," he added.

"While keeping our business competitive is an ongoing process, the Pechiney integration activities are now complete. The steps we are summarizing today will put our businesses on a stronger, more sustainable competitive footing and contribute towards achieving the individual business group targets we laid out last September," Engen said.

Note: All amounts in this press release are expressed in US dollars unless otherwise stated.

Included in expected OSIs for the fourth quarter are the following:

  As part of the continuing drive to reshape its portfolio, counter increasing competitive pressures in Western countries and improve margins, the Packaging group is pursuing plans to restructure certain businesses, notably global Beauty Packaging and Food Flexible Packaging Europe. The group is pursuing its strategy of establishing a network of centers of excellence focused on customers in key geographic and end markets while increasing the share of its capacity in emerging markets. This will result in a system comprised of fewer, larger, more specialized plants, better able to serve existing and future customers and intended to move the group toward its stated objective of achieving a 15% margin by 2009. An after-tax charge of approximately $295 million is expected to be taken to reflect the ongoing implementation of this strategy.

  As required under Generally Accepted Accounting Principles, the company annually tests for goodwill impairment in the fourth quarter.  Due to an increasingly competitive environment for the global Beauty Packaging business, reflecting weaker local market conditions, increased foreign competition, rising input costs and the evolution of exchange rates, the company has concluded that part of the goodwill associated with this business should be written down.  As a result, the company is expected to record a non-cash impairment charge of approximately $130 million in the fourth quarter.

  In response to escalating energy costs in Europe, the company is proceeding with the previously announced closures of its Lannemezan smelter in France and its Steg smelter in Switzerland. These steps will advance Alcan toward its stated objective of having 55 per cent of its primary metal production in the first quartile of the global cost curve and 80 per cent in the lowest two quartiles by 2009.   On a combined basis, the smelters have an annual production capacity of 94 thousand tonnes or about 3 per cent of Alcan's total capacity.  The closure of these facilities is expected to result in an after-tax charge of approximately $85 million.

  Continued rationalization in the Engineered Products Group, including the previously announced closure of the company's Vernon, California cast plate business, is expected to result in an after-tax charge of about $35 million.

Of the total expected net charge for OSIs in the fourth quarter, approximately 80% is for non-cash impairments, with the remainder for severance, site remediation and other restructuring costs.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs almost 70,000 people and has operating facilities in 55 countries and regions.

*Other Specified Items (OSIs) include, for example: restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

Statements made in this press release which describe the company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws.  All statements that address the company's expectations or projections about the future including statements about the company's growth, cost reduction goals, operations reorganization plans, expenditures and financial results are forward-looking statements. The company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Reference should be made to the company's most recent Quarterly Report on Form 10-Q for a summary of factors that could cause such differences.

The company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.  Furthermore, the company undertakes no obligation, in relation to future quarterly earnings disclosures, to release publicly any information on an interim basis prior to the final earnings disclosure.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com